Exhibit 10.1

ADDENDUM NO. 1 TO MASTER RETAILER AGREEMENT

This ADDENDUM NO. 1 TO MASTER RETAILER AGREEMENT (this “Addendum”), dated as of January 1, 2015 (the “Effective Date”), is made by and between TEMPUR-PEDIC NORTH AMERICA, LLC, a Delaware limited liability company (“Vendor”), and MATTRESS FIRM, INC., a Delaware corporation (“Retailer”).

WHEREAS, Vendor and Retailer are parties to that certain Master Retailer Agreement, dated effective as of January 1, 2014 (the “Agreement”), pursuant to which Retailer is authorized to offer and sell, on a non-exclusive basis, Vendor products; and

WHEREAS, Vendor and Retailer desire to supplement the Agreement so that, among other things, certain operating subsidiaries of Retailer will benefit from the Agreement and be authorized to sell, and offer for sale, one or more of Vendor’s products in accordance with the terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Capitalized terms used, but not defined in this Addendum, have the meanings assigned to them in the Agreement.

2.As of the Effective Date, this Addendum is attached to, and made part of, the Agreement.

3.As of the Effective Date, each of the following wholly owned subsidiaries of Retailer: B29 LLC, Sleep Experts Partners, L.P., Sleep Experts II, LLC, The Sleep Train, Inc., and Mattress Firm – Arizona, LLC (collectively, the “Subsidiaries”) has the right, as if it were Retailer, to (a) sell and offer for sale one or more of Vendor’s Products at one or more physical store locations operated by or on behalf of such Subsidiary or on one or more websites operated by or on behalf of such Subsidiary,  (b) order Products at the Prices and, if applicable, Discounted Prices,  (c) accept, reject, and return Products, and (d)  use, on a worldwide, non-exclusive and royalty-free basis, Vendor’s trademarks, trade names and images and Vendor-provided promotional materials, Product descriptions and pictures in connection the sale and promotion of the Products, all in accordance with and subject to the terms and conditions of the Agreement.

4.As of the Effective Date, the definition of “Net Purchases” is supplemented so that for purposes of calculating the amount of Net Purchases, the aggregate Prices for all Products ordered by Retailer shall include, to the extent not already considered, the aggregate Prices for all Products ordered by each Subsidiary.

5.As of the Effective Date, Vendor agrees to comply at all times with Retailer’s currently published Vendor Code of Conduct and shall allow Retailer to conduct reasonable audits to ensure compliance therewith.    Retailer may make reasonable periodic changes to its Vendor Code of Conduct based on changes in applicable law or other policy considerations.

6.All of the terms and conditions of the Agreement remain in full force and effect, are hereby ratified and confirmed by the parties hereto, and except as supplemented by this Addendum, remain unchanged.

7.This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.  This Addendum may be executed and delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

IN WITNESS WHEREOF, the undersigned have duly executed this Addendum effective as of the Effective Date.

VENDOR:	RETAILER:
TEMPUR-PEDIC NORTH AMERICA, LLC By: /s/ Richard Anderson Name: Richard Anderson Title: President Date: 11/16/15	MATTRESS FIRM, INC. By: /s/ Brian Baxter Name: Brian Baxter Title: Senior Vice President, Merchandising Date:

Addendum No. 1 to Master Retailer Agreement